Exhibit 2.17

HUDBAY MINERALS INC.

FORM 51-102F4

BUSINESS ACQUISITION REPORT

ITEM 1	IDENTITY OF COMPANY

1.1	Name and Address of Company

HudBay Minerals Inc.

1 Adelaide Street East, Suite 2501

Toronto, Ontario M5C 2V9

1.2	Executive Officer

The following is the name and business telephone number of an executive officer of HudBay Minerals Inc. who is knowledgeable about the acquisition described in this Report:

David S. Bryson, Senior Vice President and Chief Financial Officer Telephone: (416) 362-8181

ITEM 2	DETAILS OF ACQUISITION

2.1	Nature of Business Acquired

Pursuant to an offer dated January 24, 2011 (as extended by a notice of extension dated March 1, 2011, the “Offer”), HudBay Minerals Inc. (“HudBay”) offered to acquire all of the outstanding common shares of Norsemont Mining Inc. (“Norsemont”), including any common shares of Norsemont issued on the exercise, exchange or conversion of any securities convertible into common shares of Norsemont (collectively, the “Common Shares”). On March 16, 2011, upon expiry of the Offer, pursuant to the terms of a support agreement dated January 9, 2011 between Norsemont and HudBay (the “Support Agreement”), HudBay had taken up an aggregate of 112,185,931 Common Shares validly deposited under the Offer (the “Acquisition”). As a result of the Acquisition, HudBay now owns approximately 97.8% of the issued and outstanding Common Shares (calculated on a fully-diluted basis). HudBay intends to acquire all of the remaining Common Shares not acquired under the Offer by compulsory acquisition under Section 300 of the Business Corporations Act (British Columbia) (the “Compulsory Acquisition”).

Norsemont commenced operations in 1977, and since its inception has been engaged in the business of the acquisition, exploration and development of natural resource properties. Norsemont holds a one hundred percent (100%) interest in the Constancia Project in southern Peru. The Constancia Project is currently in the pre-development stage.

Further information regarding the Constancia Project may be found in HudBay’s Annual Information Form dated March 29, 2011, a copy of which is available under HudBay’s profile on SEDAR at www.sedar.com.

2.2	Date of Acquisition

March 1, 2011

2.3	Consideration

Pursuant to the terms of the Support Agreement, HudBay acquired the Common Shares under the Offer for aggregate consideration consisting of 21,939,931 common shares of HudBay and $127,680,437.42 in cash. The aggregate cash portion of the consideration paid for the Common Shares was funded from cash resources available to HudBay.

Additional consideration will be issued in connection with the Compulsory Acquisition on the same terms as contained in the Offer.

2.4	Effect on Financial Position

The effect of the Acquisition on HudBay’s financial position is outlined in the unaudited pro forma consolidated financial statements of HudBay included in Appendix A to this Report, which pro forma statements were included in the take-over bid circular related to the Offer. The unaudited pro forma consolidated financial statements of HudBay are presented for illustrative purposes only and are not necessarily indicative of (i) the operating or financial results that would have occurred had the Acquisition actually occurred at the times contemplated by the notes to the unaudited pro forma consolidated financial statements or (ii) results expected in future periods.

If the Compulsory Acquisition is complete, subject to applicable laws and other obligations of Norsemont, HudBay intends to delist the Common Shares from the Toronto Stock Exchange and the Lima Stock Exchange and cause Norsemont to cease to be a reporting issuer in each province in Canada.

HudBay will continue to advance the exploration and development of the Constancia Project, build a project team, continue with efforts to optimize the project, and be in a position to make a construction decision early in 2012.

2.5	Prior Valuations

Not applicable

2.6	Parties to Transaction

The Acquisition was not with an informed person, associate or affiliate of HudBay.

2.7	Date of Report

April 28, 2011

ITEM 3	FINANCIAL STATEMENTS

The following financial statements are attached as Appendix A to this Report and included as part of this Report:

(a)	An audited balance sheet, income statement, statement of shareholder’s equity and statement of cash flows of Norsemont as at and for the financial years ended June 30, 2010 and June 30, 2009, together with notes thereto;

(b)	An unaudited balance sheet, income statement, statement of shareholder’s equity and statement of cash flows of Norsemont as at and for the three months ended September 30, 2010, along with the same comparative statements as at and for the three months ended September 30, 2009;

(c)	Pro forma consolidated balance sheet of HudBay as at September 30, 2010, that gives effect as if the Acquisition had been completed on as at September 30, 2010, together with notes thereto; and

(d)	Pro forma consolidated income statements of HudBay for the year ended December 31, 2009 and for the period ended September 30, 2010, that give effect as if the Acquisition had been completed on January 1, 2009.

HudBay has not received the consent of Norsemont’s auditors to include their auditor’s report in this Report.

APPENDIX A

NORSEMONT MINING INC.

CONSOLIDATED FINANCIAL STATEMENTS

As at and for the years ended June 30, 2010 and 2009

Management’s Report

The management of Norsemont Mining Inc. is responsible for the preparation of the unaudited Consolidated Financial Statements as well as the financial and other information contained in the Management Discussion and Analysis and Annual Information Form. Management maintains an internal control system in order to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets.

The Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles in Canada on a consistent basis and which recognize the necessity of relying on best estimates and informed judgments made by management.

The Board of Directors, through the activities of its Audit Committee, meets regularly with financial management and is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control.

The financial statements have been audited by KPMG LLP, Chartered Accountants. Their report outlines the scope of their examinations and opinion on the Consolidated Financial Statements.

“Patrick Evans”	“Christopher Reynolds”

Patrick C. Evans	Christopher J. Reynolds
Chief Executive Officer	Chief Financial Officer
September 28, 2010	September 28, 2010

NORSEMONT MINING INC.

Consolidated Balance Sheets

(Expressed in Canadian dollars)

	June 30, 2010	June 30, 2009
Assets
Current assets:
Cash	$7,614,491	$12,613,260
Short-term investments	15,000,000	—
Receivables (note 3)	386,788	1,770,813
Prepaid expenses	114,256	80,732

	23,115,535	14,464,805

Furniture, equipment and leasehold improvements (note 5)	346,137	417,848

Long-term investments (note 4)	—	3,218,196

Mineral properties (note 6)	15,320,620	15,496,620

	$38,782,292	$33,597,469

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$1,238,453	$4,730,809

Long-term debt – convertible notes (note 7)	7,969,864	6,981,830

Asset retirement obligations (note 12)	880,000	960,000

Shareholders’ equity:
Share capital (note 8(b))	123,157,726	100,600,189
Convertible notes (note 7)	1,380,000	1,380,000
Contributed surplus	23,388,544	17,016,562
Warrants (note 8(d))	13,595,191	14,331,800
Deficit	(132,827,486)	(112,403,721)

	28,693,975	20,924,830

	$38,782,292	$33,597,469

Nature of operations (note 1)

Commitments (note 6 and 11)

See accompanying notes to consolidated financial statements.

Approved on behalf of the Board

“George Bell”	“Robert Parsons”
George Bell	Robert Parsons

NORSEMONT MINING INC.

Consolidated Statements of Operations and Deficit and Comprehensive Income

(Expressed in Canadian dollars)

For the years ended June 30, 2010 and 2009

	2010	2009
Expenses:
Exploration	$11,491,784	$26,206,256
Salaries and wages	1,367,470	1,697,879
Office and administration	930,230	905,649
Professional fees	566,686	800,215
Amortization	99,042	56,818
Provision for impairment of long-term investments (note 4)	—	1,642,457
Provision for impairment of receivables (note 3)	1,356,767	2,302,256
Interest on convertible notes	782,685	330,915
Accretion on convertible notes	988,034	381,830
Accretion of asset retirement obligation	96,000	143,000
Foreign exchange loss (gain)	(307,333)	609,649
Stock-based compensation:
Exploration	1,068,122	1,220,740
Salaries and wages	2,857,280	3,834,600

	21,296,767	40,132,264
Other items:
Interest and other income	(671,049)	(109,555)

Loss before income tax	20,625,718	40,022,699

Income tax recovery	(536,836)	—

Net loss and comprehensive loss for the year	$20,088,882	$40,022,699

Deficit, beginning of year	$112,403,721	$72,381,022

Extension of term of warrants (note 8)	334,883	—

Deficit, end of year	$132,827,486	$112,403,721

Basic and diluted loss per share	$(0.26)	$(0.72)

Weighted average number of shares outstanding	77,319,175	55,918,598

See accompanying notes to consolidated financial statements.

NORSEMONT MINING INC.

Consolidated Statement of Shareholders’ Equity

(Expressed in Canadian dollars)

For the year ended June 30, 2010

	Share capital		Convertible notes	Warrants		Contributed surplus	Deficit	Total
	Number of shares			Number of warrants
Balance, July 1, 2009	70,020,705	$100,600,189	$1,380,000	19,369,721	$14,331,800	$17,016,562	$(112,403,721)	$20,924,830

Exercise of options (note 8)	139,900	391,348	—	—	—	(152,854)	—	238,494
Share and warrant issuance (note 8)	9,792,250	19,643,599	—	5,289,438	3,702,050	—	—	23,345,649
Share and warrant issuance costs	—	(1,929,653)	—	—	(365,586)	—	—	(2,295,239)
Warrant extension (note 8)	—	—	—	—	334,883	—	(334,883)	—
Warrant exercise (note 8)	1,272,558	3,560,084	—	(1,272,558)	(1,104,349)	—	—	2,455,735
Warrant expiry	—	—	—	(4,075,500)	(3,303,607)	2,766,771	—	(536,836)
Shares issued from RSU plan (note 8)	73,159	167,337	—	—	—	(167,337)	—	—
Interest on note converted to shares (note 7)	440,751	724,822	—	—	—	—	—	724,822
Stock-based compensation for RSUs	—	—	—	—	—	102,104	—	102,104
Stock-based compensation for options	—	—	—	—	—	3,823,298	—	3,823,298
Net loss for the year	—	—	—	—	—	—	(20,088,882)	(20,088,882)

Balance, June 30, 2010	81,739,323	$123,157,726	$1,380,000	19,311,101	$13,595,191	$23,388,544	$(132,827,486)	$28,693,975

See accompanying notes to consolidated financial statements.

NORSEMONT MINING INC.

Consolidated Statement of Shareholders’ Equity

(Expressed in Canadian dollars)

For the year ended June 30, 2009

	Share capital		Convertible notes	Warrants		Contributed surplus	Share issuance obligation	Deficit	Total
	Number of shares			Number of warrants
Balance July 1, 2008	50,822,713	$70,914,627	$—	6,931,535	$5,708,627	$12,133,565	$6,220,000	$(72,381,022)	$22,595,797

Private placements (note 8)	19,111,666	30,697,973	—	9,555,833	7,081,173	—	—	—	37,779,146
Convertible note and warrant (note 7)	—	—	1,380,000	2,882,353	1,820,000	—	—	—	3,200,000
Share issuance costs	—	(1,250,954)	—	—	(278,000)	—	—	—	(1,528,954)
Exercise of options	53,333	137,266	—	—	—	(71,066)	—	—	66,200
Units issued (note 8)	—	—	—	—	—	—	(6,220,000)	—	(6,220,000)
Shares issued from RSU plan	32,993	101,277	—	—	—	(101,277)	—	—	—
Stock-based compensation for RSUs	—	—	—	—	—	180,100	—	—	180,100
Stock-based compensation for options	—	—	—	—	—	4,875,240	—	—	4,875,240
Net loss for the year	—	—	—	—	—	—	—	(40,022,699)	(40,022,699)

Balance, June 30, 2009	70,020,705	$100,600,189	$1,380,000	19,369,721	$14,331,800	$17,016,562	$—	$(112,403,721)	$20,924,830

See accompanying notes to consolidated financial statements.

NORSEMONT MINING INC.

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

	2010	2009
Cash provided by (used in):
Operations:
Loss for the year	$(20,088,882)	$(40,022,699)
Items not involving cash:
Amortization	99,042	112,095
Interest on convertible notes	782,685	330,915
Accretion on convertible notes	988,034	381,830
Accretion of asset retirement obligation	96,000	143,000
Stock-based compensation for options	3,823,298	4,875,240
Stock-based compensation for RSUs	102,104	180,100
Provision for impairment of long-term investment	—	1,642,457
Provision for impairment of account receivable	1,356,767	2,302,256
Income tax recovery	(536,836)	—
Foreign exchange loss (gain)	(307,333)	609,649
Changes in non-cash working capital and other items	(2,423,356)	(644,296)

	(16,108,477)	(30,089,457)

Investing:
Purchase of short-term investments	(15,000,000)	—
Proceeds from the disposition of long-term investments	3,218,196	339,347
Purchase of mineral rights	(825,796)	(9,519,042)
Purchase of furniture and equipment	(27,331)	(114,611)

	(12,634,931)	(9,294,306)

Financing:
Issuance of shares, net of share issue costs	21,050,410	30,096,392
Warrant and option exercise	2,694,229	—
Convertible note & warrants subscription	—	9,800,000

	23,744,639	39,896,392

Increase in cash	(4,998,769)	512,629

Cash, beginning of year	12,613,260	12,100,631

Cash, end of year	$7,614,491	$12,613,260

Supplementary information:
Cash paid during the period:
Interest	$—	$46,492
Income taxes	$—	$—
Non-cash financing activities:
Interest on convertible note converted to shares	$724,822	$—
Reclassification of contributed surplus on exercise of RSU	$167,337	$101,277
Reclassification of contributed surplus on exercise of options	$152,854	$71,066

See accompanying notes to consolidated financial statements.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

1.	Nature of operations:

The Company is incorporated under the laws of British Columbia and its common shares trade on the Toronto Stock Exchange and the Lima Stock Exchange.

The Company is in the process of exploring its mineral properties. The underlying value and recoverability of the amounts shown for mineral properties is dependent upon the ability of the Company to complete exploration and the discovery of economically recoverable reserves, the ability of the Company to obtain necessary financing to explore and develop the properties and upon future profitable production or proceeds from disposition of the Company’s mineral properties.

These financial statements have been prepared on the going-concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the normal course of business. The continuing operations of the Company are dependent upon its ability to continue to raise adequate financing and to generate future profitable operations. The Company completed one financing in the current fiscal year and four financings in the prior fiscal year. While these financings are sufficient to enable the Company to fund operations in excess of twelve months, they are not sufficient of themselves to enable the Company to fund all aspects of its operations and working capital requirements in the long-term, and, accordingly, there may be doubt regarding the going concern assumption. Management believes that it will be able to secure the necessary financing through a combination of the issue of new equity or debt instruments, the entering into of joint venture arrangements or the exercise of warrants for the purchase of common shares. However, there is no assurance that the Company will be successful in these actions. These financial statements do not reflect the adjustments, which could be material, to the carrying value of assets and liabilities, the reported revenues and expenses and balance sheet classifications that would be necessary were the going concern assumption inappropriate.

2.	Significant accounting policies:

(a)	Basis of consolidation:

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. They include the accounts of the Company and its wholly-owned subsidiary, Norsemont Peru S.A.C. (“Norsemont Peru”), incorporated in Peru. All intercompany amounts and transactions have been eliminated on consolidation.

(b)	Furniture, equipment and leasehold improvements:

Furniture, equipment and leasehold improvements are carried at cost less accumulated amortization. Amortization is determined at rates which will reduce original cost to estimated residual value over the useful life of each asset. The annual rates used to compute amortization are as follows:

Asset	Basis	Rate
Computers	Declining-balance	30% per annum
Furniture and office equipment	Declining-balance	20% per annum
Leasehold improvements	Straight-line	Lesser of useful life and term of lease

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

(c)	Mineral properties:

The Company has treated costs incurred to acquire its interest in the Constancia Project to be an investment in mineral properties, in accordance with CICA Handbook Section 3061, “Property, Plant and Equipment”, and additional Canadian accounting pronouncements and guidance. These costs are deferred until the property is brought into production, at which time, the deferred costs will be amortized on a unit-of-production basis, or until the property is abandoned, sold or considered to be impaired in value, at which time an appropriate charge will be made. The deferred costs represent costs to be charged to operations in the future and do not necessarily reflect the present or future values of the properties. The recovery of capitalized costs of mineral properties is dependent upon the existence of economically recoverable reserves or the proceeds from the disposition of the property.

The deferred costs are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the interest may not be recoverable. The net recoverable amount is based on estimates of undiscounted future net cash flows expected to be recovered from specific assets or groups of assets through use or future disposition.

Ongoing drilling, assaying, field exploration and geological work and project holding costs, are charged to the statement of operations until such time that a decision has been made to design and develop the project.

If a project is abandoned or when events or circumstances indicate that the carrying value may not be recovered, capitalized costs, associated with the project, are written down at the time of the determination.

(d)	Asset retirement obligations:

The fair value of a liability for an asset retirement obligation, such as site reclamation costs, is recognized in the period in which it is incurred if a reasonable estimate of the fair value of the costs to be incurred can be made. The Company is required to record the estimated present value of future cash flows associated with site reclamation as a liability when the liability is incurred and increase the carrying value of the related assets for that amount. Subsequently, these capitalized asset retirement costs will be amortized to expense over the life of the related assets using the unit-of-production method. At the end of each period, the liability is increased to reflect the passage of time (accretion expense) and increased or decreased for changes in the estimated future cash flows underlying any initial fair value measurements.

(e)	Stock-based compensation:

The Company has two stock-based compensation plans which are described in note 8(c) and 8(f). The Company accounts for all stock-based payments and awards under the fair value based method. Under the fair value based method, stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of stock-based payments to non-employees is periodically re-measured until counterparty performance is complete, and any change therein is recognized over the vesting period of the award and in the same manner as if the Company had paid cash instead of paying with or using equity instruments. The cost of stock-based payments to non-employees that are fully vested and non-forfeitable at the grant date is measured and recognized at that date.

Compensation cost attributable to awards to employees is measured at fair value at the grant date and recognized over the vesting period. Compensation cost attributable to awards to employees that call for settlement in cash or other assets is measured at intrinsic value and

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

recognized over the vesting period. Changes in intrinsic value between the grant date and the measurement date result in a change in the measure of compensation cost. Compensation cost is generally recognized on a straight-line basis over the vesting period.

(f)	Earnings (loss) per share:

The Company calculates basic earnings (loss) per share using the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per share are calculated using the treasury stock method for stock options, warrants and RSUs. Under the treasury stock method, the weighted average number of common shares outstanding assumes that the proceeds to be received on the exercise of dilutive stock options and warrants are applied to repurchase common shares at the average market price for the period in calculating the net dilution impact. Stock options, warrants and RSUs are dilutive when the Company has income from continuing operations and the average market price of the common shares during the period exceeds the exercise price of the options and warrants. For all periods presented, diluted loss per share is the same as basic loss per share as the stock options, warrants and RSUs outstanding are anti-dilutive. For convertible notes, the number of additional shares for inclusion in diluted earnings per share calculations is determined using the “as if” converted method. The incremental number of common shares issued is included in the number of weighted average shares outstanding and interest on the convertible notes is excluded from the calculation of net income. For all periods presented, diluted loss per share is the same as basic loss per share as the convertible notes are anti-dilutive.

(g)	Foreign currency transactions:

The functional currency of the Company and its subsidiary is the Canadian dollar. Monetary assets and liabilities denominated in a foreign currency are translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date. Non-monetary items are translated at rates of exchange in effect when the amounts were acquired or obligations incurred. Revenue and expenses are translated at rates in effect at the time of the transaction. Foreign exchange gains and losses are recognized in the determination of net earnings (loss) in the period in which they arise.

(h)	Measurement uncertainty:

The presentation of financial statements requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Significant areas requiring the use of estimates include the assessment of impairment of long-lived assets including mineral properties, impairment of investments and receivables, amortization periods of furniture, equipment and leasehold improvements, valuation of stock-based compensation, and the estimation of future income tax asset valuation allowances. Actual results could differ from those estimates.

(i)	Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The amount of future income tax assets recognized is limited to the amount that is more likely than not to be realized.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

(j)	Transaction costs:

Transaction costs are incremental costs that are directly attributable to the acquisition of a financial asset or financial liability. Transaction costs are included with the carrying amounts of the financial asset or financial liability on initial recognition and amortized using the effective interest method.

(k)	Financial instruments:

The Company has designated its cash as held-for-trading, which are measured at fair value. Financial instruments included in amounts receivable are classified as loans and receivables, which are measured at amortized cost. The Company has designated long-term investments as available for sale.

(l)	Cash

Cash is comprised of bank deposits. Cash is valued at cost plus accrued interest, which approximates fair value.

(m)	Change in accounting policies:

Effective July 1, 2009, the Company adopted the provisions of the following new Canadian Institute of Chartered Accountants (“CICA”) accounting standard:

In 2009, the CICA amended Section 3862, Financial Instruments – Disclosures, to include additional disclosure requirements about fair value measurement for financial instruments and liquidity risk disclosures. These amendments require a three level hierarchy that reflects the significance of the inputs used in measuring the fair value. Fair value of assets and liabilities included in Level 1 are determined by reference to quoted prices in active markets for identical assets and liabilities. Assets and liabilities in Level 2 include valuations using inputs other than quoted prices based on observable market data, either directly or indirectly. Level 3 valuations are based on inputs that are not based on market data. The fair value of the Company’s financial assets and liabilities recorded at fair value and their classification in the hierarchy at June 30, 2010 are as follows:

Financial instrument	Level 1	Level 2	Level 3 (a)
Cash and short-term investments	$22,614,491	—	$—
Long-term debt – convertible notes	—	—	7,969,864
Total	$22,614,491	—	$7,969,864

(a)	The opening balance of long-term – convertible notes as at July 1, 2009 was $6,981,830. In the year ended June 30, 2010, $988,034 of accretion expense was recognized and reported on the statement of operations, on the line item accretion on convertible notes, and a comparable value was added to the long-term – convertible notes increasing the liability to $7,969,864.

The Canadian Institute of Chartered Accountants (“CICA”) issued the following accounting standards which currently have not been adopted by the Company:

In January 2009, the CICA issued Handbook Section 1582, Business Combinations, which requires that all assets and liabilities of an acquired business will be recorded at fair value at acquisition. Obligations for contingent considerations and contingencies will also be recorded at fair value at the acquisition date. The standard also states that acquisition-related costs will be expensed as incurred and that restructuring charges will be expensed in periods after the acquisition date. The new standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period on or following January 1, 2011. The Company is considering early adoption to coincide with the

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

adoption of International Financial Reporting Standards and will assess the impact of this new standard should an applicable acquisition be made prior to the mandatory effective date.

Section 1601, Consolidated Financial Statements (“Section 1601”), and Section 1602, Non-Controlling Interest (“Section 1602”). Sections 1601 and 1602 together replace Section 1600, Consolidated Financial Statements. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1601 applies to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. The Company is in the process of evaluating the impact to the consolidated financial statements of the two new standards.

3.	Receivables:

	June 30, 2010	June 30, 2009
Value added tax – Peru (i)	$279,535	$1,695,920
Other receivables	107,253	74,893

	$386,788	$1,770,813

(i)	The Company pays a value added tax (“IGV”) in Peru on purchases of goods and services made domestically. The Company had been successful in renewing agreements with the Peruvian government to recover IGV on an accelerated basis, until March 31, 2009, at which time the government publicly announced that agreements of this nature will not be renewed. In May 2010, the Peruvian government reinstated the program. IGV paid related to mineral property expenditures prior to August 29, 2006, balances determined to be outside of the scope of the agreement during the tenure of the agreement, and VAT which has been paid during the period April 1, 2009 to April 30, 2010, has been deemed recoverable only when future sales revenues are earned from the related mineral properties, by offsetting the VAT otherwise payable at that time. Due to the uncertainty in recovering these receivables, the Company charged provision to the statement of operations in the current year of $1.4 million. A provision against recoverable IGV of $2.3 million was recorded in the prior year.

4.	Long-term Investments

As at June 30, 2009, the Company held a $7 million investment in long-term notes issued by a trust set up during the restructuring of the secured debt obligations, commonly known as “Asset Backed Commercial Paper” (“ABCP”).

The breakdown of the new notes allocated to ABCP holders was determined by the relative value of the underlying assets that each trust contributed. The Company’s ABCP was contained in Structured Investment Trust III Series A and has been replaced with five new notes according to the following table:

Security
CLASS A-1	$4,700,000
CLASS A-2	$1,200,000
CLASS B	$200,000
CLASS C	$200,000
CLASS 15	$700,000

$7,000,000

Based on a fair value estimation of the recoverability of the investments, management calculated the fair value of its holdings of ABCP as $3.6 million and has recorded a provision for impairment of $3.4

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

million to June 30, 2009. (2009 - $1,642,457; 2008 - $1,800,000) The Company received $0.3 million in interest in 2009 and this was recognized as a credit to the estimated fair value of the asset on the balance sheet as at June 30, 2009. In 2010, the Company disposed of its holdings of Class A-1 and Class A-2 notes for proceeds of $3.2 million. As there appeared to be no evidence of certainty that, either holding or disposing of the remaining Class B, C and 15 notes, would result in a recovery of the estimated fair value, at June 30, 2009, a full provision was recorded against value of the remaining notes. In December 2009, the Company disposed of the Class 15 notes for proceeds of $0.5 million which has been recorded as a gain of $0.5 million in the line item interest and other income on the statement of operations. The Company will seek to maximize returns on the investment in the remaining Class B and C notes. 535,573

5.	Equipment and leasehold improvements:

June 30, 2010	Cost	Accumulated amortization	Net book value
Computers	$193,847	$140,618	$53,229
Vehicle	6,466	2,927	3,539
Furniture and office equipment	607,094	317,725	289,369

	$807,407	$461,270	$346,137

June 30, 2009	Cost	Accumulated amortization	Net book value
Computers	$184,857	$116,470	$68,387
Vehicle	6,466	1,854	4,612
Furniture and office equipment	588,753	243,904	344,849

	$780,076	$362,228	$417,848

6.	Mineral properties:

Constancia Project, Peru	June 30, 2010	June 30, 2009
Mineral properties (i)	$9,395,469	$9,395,469
Asset retirement obligation (note 12)	422,200	598,200
Surface rights (ii)	5,502,951	5,502,951

	$15,320,620	$15,496,620

(i)	Constancia Project:

The Company holds a 100% interest in the Constancia copper-silver-gold-molybdenum porphyry deposit located in Chumbivilcas Province, Peru (“Constancia”).

In 2008 the Company completed the acquisition of Rio Tinto’s 70% interest in the Constancia Project. Upon commencement of commercial production, the Company is required to make a final one-time payment of US$500,000 to Rio Tinto and will pay a net smelter return royalty (NSR) of 0.5% to a maximum of US$10,000,000 to the previous underlying owners.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

Also in 2008, Norsemont entered into a Mining Concessions Transfer Agreement and Assignment of Contractual Positions with Mitsui Mining. Pursuant to the agreement, Mitsui transferred its 30% interest in the Constancia property to Norsemont. Combined with the Company’s 70% interest in the Constancia project obtained from Rio Tinto, the purchase provided Norsemont with the control of 100% of the Constancia project.

Together with the mineral rights purchased from Rio Tinto and Mitsui and rights staked and claimed by Norsemont Peru, the Company holds mineral rights in excess of 23,000 hectares underlying community and private land. The Company has purchased, from private landowners, over 4,000 hectares, securing surface rights over those areas. In order to operate on community owned property overlying mineral rights held by Norsemont, the Company has historically entered into lease agreements with two local Peruvian communities, Uchucarco and Chilloroya. These agreements allow Norsemont to gain access to the surface for its geophysical studies, drilling and other exploration and development activities. The two lease agreements have twelve-month terms, are renewable at the end of each term for an additional twelve months and call for, among other things, monthly lease payments. Both agreements were renewed in the current fiscal year. Combined monthly lease payments approximate $53,000. In addition to lease payments the Company is obligated, under the agreements, to provide educational assistance, medical and veterinary services as well as an irrigation system in each of the communities. These obligations approximate $8,000 monthly.

(ii)	In order to access mineral properties unencumbered and to provide flexibility for future construction of infrastructure, the Company has embarked on various private land purchases securing surface rights. Although no private land was purchased in the current fiscal year, during the year ended June 30, 2009, the Company purchased land from private property owners within the Constancia Project, securing permanent surface rights at a cost of $2,825,000.

7.	Long-term debt – convertible notes:

Unsecured convertible promissory notes:

On December 19, 2008, the Company issued a convertible, unsecured promissory note (“Note 1”) and 1,764,706 warrants for an aggregate principal amount of $6,000,000. Note 1 has a principal amount of $6,000,000, bears interest at a rate of 8% per annum and is convertible by the holders into common shares of the Company at any time up to December 19, 2011 at a conversion price of $1.70 per share. Each whole warrant entitles the note-holder to purchase one common share of the Company at a price of $2.05 per share at any time until December 19, 2010. Note 1 does not allow forced conversion by the Company; however, the Company can fully prepay principal and accrued interest at any time after December 19, 2009.

The Company allocated $4 million of the $6 million fair value as a liability based on the fair value of a similar debt instrument without an associated conversion option. $2 million has been allocated to the fair value of the warrants ($1.17 million) and the conversion option ($0.83 million).

On March 31, 2009, the Company issued a convertible, unsecured promissory note (“Note 2”) and 1,117,647 warrants for an aggregate principal amount of $3,800,000 million to an existing shareholder of the Company. Note 2 has a principal amount of $3,800,000 and bears interest at a rate of 8% per annum. Principal is convertible by the holder into common shares of the Company at any time up to March 31, 2012 at a conversion price of $1.70 per share. Interest on Note 2 is convertible by the holder into common shares of the Company at prevailing market prices less allowable discounts to market. Note 2 does not allow forced conversion by the Company however, the Company can fully prepay principal and accrued interest at any time after March 31, 2010.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

The Company has allocated $2.6 million of the $3.8 million fair value as a liability based on the fair value of a similar debt instrument without an associated conversion option. $1.2 million has been allocated to equity for the fair value of the warrants ($0.65 million) and the conversion option ($0.55 million).

The notes are classified as compound financial instruments for accounting purposes because of the holder conversion option. For Note 1 interest is payable in arrears in annual installments on December 31 of 2009 and 2010 and a final interest payment on December 19, 2011. Note 2’s interest schedule is December 31, 2009, 2010 and 2011 and a final payment on March 31, 2012.

The Company issued 440,751 common shares to the note-holders in full settlement of accrued interest of $0.7 million, on both notes, to December 31, 2009.

The liability component of the two notes is being accreted over the expected term to maturity using the effective interest method of 10.4% on Note 1 and 9.6% on Note 2. The current year interest and accretion charge of $1.8 million (2009 - $0.7 million) is reflected in the statement of operations for the year ended June 30, 2010.

8.	Share capital:

(a)	Authorized:

Unlimited number of common shares without par value

(b)	Unit issuances

(i)	In July 2008, the Company completed a non-brokered private placement of 3,000,200 units at $4.00 per unit for gross proceeds of $12 million. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole share purchase warrant entitles the holder to acquire one additional common share at an exercise price of $4.50 per common share for a period of two years expiring July, 2010. All of these warrants expired unexercised in July 2010. As at June 30, 2008, the Company had collected $6.2 million of the $12 million proceeds and these funds are reflected in cash and cash equivalents and share issuance obligation on the June 30, 2008 balance sheet. The remaining $5.8 million was collected in July 2008, prior to the close of the financing, and the units were issued to investors.

(ii)	In March and April 2009, the Company completed a private placement of units made up of common shares and warrants. 6,364,706 units comprising one common share and one-half of one common share purchase warrant were placed at a price of $1.60 per unit for gross proceeds of $10.2 million. Each whole share purchase warrant entitles the holder to acquire one additional common share at an exercise price of $1.90 per common share for a period of two years expiring in 2011.

(iii)	On June 26, 2009, the Company completed a rights offering to holders of its common shares of record at the close of business on June 1, 2009. Shareholders received one right for each common share held. Six rights entitled the holder to purchase one Unit at a price of $1.60 per unit. Each unit was comprised of one common share and one-half of a common share purchase warrant. Each whole warrant entitles the holder to purchase one common share for a term of two years at a price of $1.90. An aggregate of 9,746,760 units, each unit comprising of one common share and one-half of one warrant, were issued and $15.5 million of gross proceeds were raised.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

(iv)	In November 2009 the Company issued 9,792,250 Units (the “Units”) consisting of 9,792,250 common shares and 4,896,125 common share purchase warrants at a price of $2.35 per Unit, representing an aggregate issue amount of $23 million. Each whole warrant is exercisable for one common share at an exercise price of $2.75 per share on or before April 30, 2011.

(c)	Stock options:

The Company established a stock option plan under which the Company may grant incentive stock options for the purchase of common shares of the Company to its officers, directors, and consultants. Stock options are non-transferable and the aggregate number of shares that may be reserved for issuance pursuant to stock options may not exceed certain levels and may not exceed 5% to any individual (maximum of 2% to any consultant).

The Company is authorized to issue a maximum of 20% of the issued and outstanding shares under the stock option plan. The exercise price of options is determined by the Board of Directors at the time of grant, but cannot be less than the volume weighted average trading price of the Company’s shares for the 5 trading days immediately preceding the date the option is granted. As determined by the Board of Directors, options may vest immediately, in installments or pursuant to a vesting schedule,  1/3 on date of grant,  1/3 on the first anniversary and  1/3 on the second anniversary of the grant. Once vested, options are exercisable at any time. Options have a maximum term of five years and terminate ninety days from the date of termination of the optionee’s employment or such longer period as determined by the Board, provided that no option shall remain outstanding for any period which exceeds the later of the expiry date of the option and 36 months following the termination date. In addition, the Board may delegate authority to the Chief Executive Officer to make any determination with respect to vesting of options held by any departing employee, other than the Chief Executive Officer.

A summary of the status of the options outstanding follows:

	Number of options	Weighted average exercise price

Balance, June 30, 2008	6,655,941	$1.86
Granted	5,155,000	2.68
Exercised	(53,333)	1.24
Cancelled/expired	(33,333)	1.53

Balance, June 30, 2009	11,724,275	$2.23
Granted	2,325,000	2.05
Exercised	(139,900)	1.70

Balance, June 30, 2010	13,909,375	$2.20

The following table summarizes the stock options outstanding and exercisable at June 30, 2010:

Number of shares	Exercise price	Expiry date	Exercisable

74,375	$1.00	July 28, 2010	74,375
140,000	$1.06	August 17, 2010	140,000
260,000	$1.33	August 21, 2010	260,000
140,000	$2.38	September 9, 2010	140,000
300,000	$4.00	April 13, 2011	300,000

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

Number of shares	Exercise price	Expiry date	Exercisable
100,000	$2.00	July 7, 2011	100,000
500,000	$2.00	July 24, 2011	500,000
1,190,000	$1.60	December 10, 2011	1,190,000
200,000	$1.60	April 25, 2012	200,000
2,050,000	$1.62	June 1, 2012	2,050,000
400,000	$1.57	June 25, 2012	400,000
200,000	$1.72	July 19, 2012	200,000
300,000	$1.77	July 26, 2012	300,000
50,000	$1.68	September 24, 2012	50,000
125,000	$1.77	October 1, 2012	125,000
100,000	$2.90	Feb 13, 2013	100,000
100,000	$2.77	Feb 20, 2013	100,000
200,000	$4.04	June 1, 2013	200,000
2,305,000	$4.00	August 7, 2013	1,536,667
150,000	$1.88	November 18, 2013	100,000
2,700,000	$1.60	June 29, 2014	2,416,667
2,325,000	$2.05	June 15, 2015	2,008,333

13,909,375			12,491,042

During the year ended June 30, 2010, $3,823,298 (2009 – $4,875,240) in compensation expense under the fair-value-based method, related to the stock option was recorded in the consolidated statements of operations.

The compensation costs reflected in these consolidated financial statements were calculated using the Black-Scholes option pricing model using the following weighted average assumptions:

	2010	2009

Risk free interest rate	2.27%	2.43%
Expected dividend yield	0%	0%
Stock price volatility	73.36%	74%
Expected life of options	3.23 years	3 years

During the year ended June 30, 2010 2,325,000 options were granted, with the fair value of each option calculated as $1.12. The weighted average fair value of options granted during the year ended June 30, 2009 was also $1.12 per option.

Option pricing models require the input of highly substantive assumptions, including expected term to exercise and stock price volatility. Changes in assumptions can materially impact fair value estimates.

(d)	Warrants

The following is a summary of warrants outstanding at June 30, 2010:

Number of Warrants	Exercise price	Expiry date
1,731,035	3.50	December 31, 2010
1,500,100	4.50	July 10, 2010
1,764,706	2.05	December 19. 2010
858,875	1.90	March 31, 2011
112,875	1.70	March 31, 2011
1,117,647	2.05	March 31, 2011

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

Number of Warrants	Exercise price	Expiry date
593,750	1.90	April 1, 2011
91,875	1.70	April 1, 2011
1,325,000	1.90	April 2, 2011
373,478	1.90	April 3, 2011
50,750	1.70	April 3, 2011
4,848,947	1.90	June 29, 2011
45,938	1.90	March 31, 2011
4,896,125	2.75	April 30, 2011

19,311,101

(i)	In August 2009, the Company extended the expiry date of 1,975,000 warrants with an exercise price of $1.95, originally expiring on July 19, 2009, to January 19, 2010. The fair value of the extension of $198,883 was charged to retained earnings in 2010.

In January 2010, 1,125,000 of these warrants were exercised and 1,125,000 shares were issued upon receipt of $2.2 million. The remaining 850,000 warrants expired unexercised.

In February 2010, the Company extended the expiry date of 1,731,035 warrants which were scheduled to expire on February 21, 2010 to December 31, 2010. The warrants have an exercise price of $3.50 which was not amended. Insiders of the Company hold 931,035 of the Warrants and their extension will remain subject to disinterested shareholder approval, which will be sought at the next general meeting of shareholders of the Company. The fair value of $136,000 for the extension of the remaining 800,000 warrants was charged to retained earnings in the current year.

Of the 19,311,101 outstanding warrants as at June 30, 2010, 303,625 warrants were granted as compensation warrants to advisors. These warrants are exercisable at $1.70. Upon exercise, the holder acquires one common share and one-half of one common share purchase warrant at an exercise price of $1.90 per common share for a period of two years commencing on the date of exercise.

In July 2010, subsequent to the year ended June 30, 2010, 1,500,100 warrants expired unexercised. The fair value of the these warrants, originally recorded in warrants on the balance sheet will be reclassified into contributed surplus in the next fiscal year.

The warrant values reflected in these consolidated financial statements were calculated using the Black-Scholes option pricing model using the following weighted average assumptions:

	Fiscal 2010	Fiscal 2009
Risk free interest rate	0.80%	1.41%
Expected dividend yield	0%	0%
Stock price volatility	81.10%	76.09%
Expected life of options	1.25 years	2 years

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

(e)	Shareholder rights plan:

The Directors of the Company approved the adoption of a shareholder rights plan, dated May 29, 2006, (the “Rights Plan”). The objective of the Board of Directors in adopting this Plan is to achieve full and fair value for the Company’s shareholders in the event of an unsolicited take-over bid for the Company. The rights become exercisable only when a person or party acquires or announces its intention to acquire 20 per cent or more of the outstanding shares of the Company without complying with certain provisions of the Rights Plan. Each right would entitle each holder of common shares (other than the acquiring person or party) to purchase additional common shares of the Company at a 50 per cent discount to the market price at the time.

(f)	Restricted stock unit incentive plan:

On September 24, 2007, the Board of Directors adopted a Restricted Stock Unit Incentive Plan (“Restricted Stock Plan”) and received shareholder approval on November 7, 2007. The employees, officers and directors of the Company, other than the Chairman and Chief Executive Officer of the Company are eligible to participate in the Restricted Stock Plan. The Restricted Stock Plan allows the Company the authority to issue common shares for no consideration. Furthermore, restricted stock units (“RSUs”) may also be granted to such other persons, other than the Chairman and the Chief Executive Officer of the Company, as determined to be in the best interests of the Company by the Board of Directors. The Restricted Stock Plan has a term of 10 years, subject to amendment of the term by the Board of Directors. RSUs shall vest within 3 years of the award grant date. Subject to the terms and conditions of an award agreement, vesting may be accelerated by achieving performance targets, but shall not occur prior to the expiry of one year following the award grant date. The vesting of RSUs granted to independent directors is subject to an election that must be made at the time the RSU is granted whereby the RSUs will either (a) vest within a minimum of one and a maximum of three years following the award grant date or (b) upon the independent director’s resignation from the Board.

The maximum number of the Company’s common shares available for issuance upon the vesting of RSUs is 1,000,000 common shares. The maximum number of shares issuable to insiders of the Company under all security-based compensation arrangements, including the Restricted Stock Plan, at any time cannot exceed 10% of the issued and outstanding common shares of the Company and the number of securities to be issued to insiders of the Company pursuant to such arrangements within any one-year period, cannot exceed 10% of the issued and outstanding common shares of the Company.

Upon the termination of the employee, officer or director of the Company, any RSUs held by such individual that have not vested within 30 days of such termination, shall be deemed forfeited.

The Company accounts for the issuance of RSUs under the fair-value-based method, whereby the market value of the common shares of the Company, on the date the RSU is granted, is used to calculate compensation expense.

During the year ended June 30, 2010, 234,500 RSUs were granted to employees in Peru and $102,104 (2009 – $180,100) in compensation expense under the fair-value-based method, related to the RSUs was recorded in the consolidated statements of operations. The compensation costs reflected in these consolidated financial statements were calculated using market value of the Company’s shares on the grant date and vesting periods stipulated by the plan.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

9.	Related party transactions:

During the year ended June 30, 2010, the Company paid $132,765 (2009 - $167,000) for legal fees to a company controlled by an officer of the Company. There remained no liability to this related party as at June 30, 2010 and June 30, 2009.

In the year ended, June 30, 2010, the Company issued 440,751 shares to a shareholder holding the convertible notes in December 2009 and March 31, 2010 to fully pay accrued interest on the two notes to December 31, 2009.

Related-party transactions are in the normal course of operations and have been recorded at the exchange amounts agreed between the Company and related party.

10.	Financial instruments:

(a)	Fair values of financial instruments:

For certain of the Company’s financial instruments, including cash and cash equivalents, short-term, receivables, long term investments and accounts payable and accrued liabilities, the carrying amounts approximate fair value due to the short-term nature of the financial instruments. Fair value adjustments associated with receivables, long-term receivables and long term investments are discussed in notes 3 and 4 respectively.

(b)	Foreign currency risk:

The Company conducts a major part of its business in US dollars and Peruvian New Sol and therefore is affected by variations in exchange rates. The Company holds minimal cash reserves in any foreign currency at any given time but does have a significant Peruvian New Soles denominated value added tax (IGV) receivable. Foreign exchange rates between the Canadian dollar and Peruvian New Soles have been relatively stable over the last several years ranging in rates of 2.6 to 3 New Soles to the Canadian dollar. Wider fluctuations are not expected but difficult to estimate. Management believes the foreign exchange risk derived from currency conversions of this receivable and other financial instruments are not significant to its operations and therefore does not hedge its foreign exchange risk.

(c)	Credit risk:

Credit risk reflects the risk that the Company may be unable to recover contractual receivables. The Company’s significant receivable risks are in the recovery of IGV (Peruvian value added tax). Financial instruments included in receivables consist of goods and services tax due from the Federal Government of Canada and the Peruvian Government (IGV). Management believes that the risk of loss with respect to financial instruments included in amounts receivable to be minimal as both governments have demonstrated recurring refunds under the value added tax systems.

(d)	Liquidity risk:

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at June 30, 2010, the Company had cash balances of $22.6 million (June 30, 2009 - $12.6 million) to settle current liabilities of $1.2 million (June 30, 2009 - $4.7 million). All of the Company’s financial liabilities have contractual maturities of 30 days and are subject to normal trade terms.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

(e)	Market (interest rate) risk:

The Company has cash balances and only fixed interest-bearing debt and fluctuations in market rates currently do not affect future cash flows.

(f)	Sensitivity Analysis

The Company has designated its cash as held-for-trading, which are measured at fair value. Financial instruments included in amounts receivable are classified as loans and receivables, which are measured at amortized cost. Accounts payable and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost. As at June 30, 2010, the carrying and fair value amounts of the Company’s financial instruments are the same. Based on management’s knowledge and experience of the financial markets, the Company believes the following movements are “reasonably possible” over a year:

(i)	At June 30, 2010 the Company had IGV receivable denominated in Peruvian New Soles of $0.7 million, which with a 10% change in exchange rates, would affect net income by $70,000.

(ii)	At June 30, 2010 the Company had accounts payable denominated in Peruvian New Soles of $1.1 million, which with a 10% change in exchange rates, would affect net income by $0.1 million.

11.	Commitments:

a)	On January 1, 2008, the Company relocated its head office to Toronto, Ontario and entered into a 3 year lease in Toronto for $4,000 per month expiring in April 2011. The Company also maintains an office in Lima, Peru and had entered into a lease calling for $13,000 per month payments until April 2011.

b)	The Company also has various commitments as described in note 6 related to mineral properties.

12.	Asset retirement obligations:

The Company’s asset retirement obligations relate to site-restoration and clean-up costs related to its Peruvian mineral properties. The accretion expense has been charged to the statement of operations for the year ended June 30, 2010.

A reconciliation of the provision for asset retirement obligations is as follows:

	June 30, 2010	June 30, 2009
Balance - beginning of year	$960,000	$1,300,000
Accretion expense	96,000	143,000
Change in estimate	(176,000)	(483,000)

Balance, end of year	$880,000	$960,000

During the year ended June 30, 2010, a re-evaluation of future site restoration costs at Constancia was carried out and revealed that the area of disturbance estimated in the prior year was greater than determined currently. As such, the estimated fair value of the estimate was adjusted by $176,000 (the fair value adjustment for the year ended June 30, 2009 was $483,000).

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

The provision for asset retirement obligations are based upon the following assumptions:

•	The total undiscounted cash flow required to settle the obligation is approximately $1,170,000;

•	Asset retirement obligation payments are expected to occur during fiscal year 2013;

•	A credit adjusted risk-free rate of 10% has been used to discount cash flows.

13.	Income taxes:

Income tax recovery differs from the amounts computed by applying the combined federal and provincial tax rates of 32.5% and 33% for the years ended June 30, 2010 and 2009 as follows:

	2010	2009
Loss before taxes	$(20,625,718)	(40,022,699)
Expected Income tax recovery at the statutory rate	(6,703,358)	(13,207,491)

Expenses not tax deductible	1,137,381	1,902,214
Decrease in Future Tax Rates	427,065	792,765
Foreign Tax Rate Differential	337,278	903,394
Other	(36,974)

	(4,838,608)	(9,609,118)
Valuation allowance	4,301,772	9,609,118

Income taxes Expense/(Recovery)	$(536,836)	—

The tax effects of temporary differences that give rise to significant components of future income tax assets or liabilities are as follows:

	2010	2009
Future income tax assets:
Share issue costs	$771,812	$732,621
Non-capital losses carried forward	3,567,223	3,351,979
Mineral properties and capital assets	23,640,353	19,593,016

Total gross future income taxes assets	27,979,388	23,677,616
Less valuation allowance	(27,979,388)	(23,677,616)

Net future income tax assets	$—	$—

As at June 30, 2010, the Company has Canadian non-capital losses totaling approximately $11.2 million and Peruvian tax losses of approximately $3.0 million. The Canadian non-capital losses expire at various times prior to 2027, and the Peruvian tax losses may be carried forward indefinitely.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended June 30, 2010 and 2009

14.	Capital management:

The Company relies on the advice and expertise of management to manage its capital structure. Management deems common shares, warrants, convertible notes and retained earnings (deficit) to be capital. Depending on working capital position, the Company adjusts its capital in order to sustain future development of the business, including the acquisition of mineral properties and advancing exploration and development of those properties. The Board of Directors and management have not established return on capital criteria.

The Company is currently in the exploration stage with Constancia and as such the Company relies on external capital markets to finance and fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. The Company will continue to assess strategies and prospective properties in order to enhance the value of the Company and there were no changes in the Company’s approach to capital management during the year ended June 30, 2010. The Company is not subject to externally imposed capital requirements.

NORSEMONT MINING INC.

CONSOLIDATED FINANCIAL STATEMENTS

As at and for the three months ended September 30, 2010 and 2009

Management’s Report

The management of Norsemont Mining Inc. is responsible for the preparation of the unaudited Consolidated Financial Statements as well as the financial and other information contained in the Management Discussion and Analysis and Annual Information Form. Management maintains an internal control system in order to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets.

The Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles in Canada on a consistent basis and which recognize the necessity of relying on best estimates and informed judgments made by management.

The Board of Directors, through the activities of its Audit Committee, meets regularly with financial management and is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control.

“Patrick Evans”	“Christopher Reynolds”

Patrick C. Evans	Christopher J. Reynolds
Chief Executive Officer	Chief Financial Officer
November 12, 2010	November 12, 2010

NORSEMONT MINING INC.

Consolidated Balance Sheets

(Expressed in Canadian dollars)

	September 30, 2010	June 30, 2010
	(Unaudited)

Assets

Current assets:
Cash	$6,287,038	$7,614,491
Short-term investments	12,000,000	15,000,000
Receivables (note 3)	956,183	386,788
Prepaid expenses	97,108	114,256

	19,340,329	23,115,535

Furniture, equipment and leasehold improvements (note 4)	373,939	346,137

Mineral properties (note 5)	15,320,620	15,320,620

	$35,034,888	$38,782,292

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$1,357,390	$1,238,453

Long-term debt – convertible notes (note 6)	8,238,204	7,969,864

Asset retirement obligations (note 11)	902,000	880,000

Shareholders’ equity:
Share capital (note 7(b))	124,872,963	123,157,726
Convertible notes (note 6)	1,380,000	1,380,000
Contributed surplus	24,304,488	23,388,544
Warrants (note 7(d))	11,802,039	13,595,191
Deficit	(137,822,196)	(132,827,486)

	24,537,294	28,693,975

	$35,034,888	$38,782,292

Nature of operations (note 1)

Commitments (note 5 and 10)

See accompanying notes to consolidated financial statements.

Approved on behalf of the Board

“George Bell”	“Robert Parsons”
George Bell	Robert Parsons

RCH

NORSEMONT MINING INC.

Consolidated Statements of Operations and Deficit and Comprehensive Income

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

(Unaudited)

	2010	2009
Expenses:

Exploration	$3,549,613	$3,801,316
Salaries and wages	296,887	308,612
Office and administration	210,631	195,125
Professional fees	46,383	146,262
Amortization	21,897	24,770
Provision for impairment of receivables (note 3)	—	433,386
Interest on convertible notes	197,611	197,611
Accretion on convertible notes	268,340	234,217
Accretion of asset retirement obligation	22,000	24,000
Foreign exchange loss (gain)	147,051	(100,820)
Stock-based compensation:
Exploration	33,473	285,124
Salaries and wages	235,982	357,138

	5,029,868	5,906,741

Other items:
Interest and other income	(35,158)	(36)

Net loss and comprehensive loss for the year	$4,994,710	$5,906,705

Deficit, beginning of the period	$132,827,486	$112,403,721

Extension of term of warrants (note 7)	—	327,258

Deficit, end of the period	$137,822,196	$118,637,684

Basic and diluted loss per share	$(0.06)	$(0.08)

Weighted average number of shares outstanding	81,991,496	70,095,865

See accompanying notes to consolidated financial statements.

NORSEMONT MINING INC.

Consolidated Statement of Shareholders’ Equity

(Expressed in Canadian dollars)

Three months ended September 30, 2010

(Unaudited)

	Share capital		Convertible notes	Warrants		Contributed surplus	Deficit	Total
	Number of shares			Number of warrants
Balance, July 1, 2010	81,739,323	$123,157,726	$1,380,000	19,311,101	$13,595,191	$23,388,544	$(132,827,486)	$28,693,975

Exercise of options (note 7)	474,375	1,673,438	—	—	—	(1,104,863)	—	568,575
Warrant expiry	—	—	—	(1,500,100)	(1,793,152)	1,793,152	—	—
Shares issued from RSU plan (note 7)	28,827	41,799	—	—	—	(41,799)	—	—
Stock-based compensation for RSUs	—	—	—	—	—	33,473		33,473
Stock-based compensation for options	—	—	—	—	—	235,981	—	235,981
Net loss for the period	—	—	—	—	—		(4,994,710)	(4,994,710)

Balance, September 30, 2010	82,242,525	$124,872,963	$1,380,000	17,811,101	$11,802,039	$24,304,488	$(137,822,196)	$24,537,294

See accompanying notes to consolidated financial statements.

NORSEMONT MINING INC.

Consolidated Statement of Shareholders’ Equity

(Expressed in Canadian dollars)

Three months ended September 30, 2009

(Unaudited)

	Share capital		Convertible notes	Warrants		Contributed surplus	Deficit	Total
	Number of shares			Number of warrants
Balance July 1, 2009	70,020,705	$100,600,189	$1,380,000	19,369,721	$14,331,800	$17,016,562	$(112,403,721)	$20,924,830

Warrant issuance	—	—	—	372,375	384,583	—	—	384,583
Share and warrant issuance costs	—	(288,438)	—	—	(96,146)	—	—	(384,584)
Warrants extension	—	—	—	—	327,258	—	(327,258)	—
Warrants exercise	50,000	118,440	—	(50,000)	(33,440)	—	—	85,000
Shares issued from RSU plan	25,160	51,944	—	—	—	(51,944)	—	—
Stock-based compensation for RSUs	—	—	—	—	—	158,775		158,775
Stock-based compensation for options	—	—	—	—	—	483,487		483,487
Net loss for the period	—	—	—	—	—	—	(5,906,705)	(5,906,705)

Balance, September 30, 2009	70,095,865	$100,482,135	$1,380,000	19,692,096	$14,914,055	$17,606,880	$(118,637,684)	$15,745,386

See accompanying notes to consolidated financial statements.

NORSEMONT MINING INC.

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

	2010	2009
Cash provided by (used in):
Operations:
Loss for the year	$(4,994,710)	$(5,906,705)
Items not involving cash:
Amortization	21,897	24,770
Interest on convertible notes	197,611	197,611
Accretion on convertible notes	268,340	234,217
Accretion of asset retirement obligation	22,000	24,000
Stock-based compensation for options	235,981	483,487
Stock-based compensation for RSUs	33,473	158,775
Provision for impairment of account receivable	—	433,386
Foreign exchange loss (gain)	147,051	(100,820)
Changes in non-cash working capital and other items	(777,972)	(1,628,758)

	(4,846,329)	(6,080,037)

Investing:
Disposition of short-term investments	3,000,000	—
Disposition of long-term investments	—	3,218,196
Purchase of furniture and equipment	(49,699)	—

	2,950,301	3,218,196

Financing:
Issuance of shares upon exercise of options	568,575	—

	568,575	—

Decrease in cash	(1,327,453)	(2,861,841)

Cash, beginning of year	7,614,491	12,613,260

Cash, end of year	$6,287,038	$9,751,419

Supplementary information:
Reclassification of contributed surplus on exercise of options	$1,104,863	$51,944

See accompanying notes to consolidated financial statements.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

1.	Nature of operations:

The Company is incorporated under the laws of British Columbia and its common shares trade on the Toronto Stock Exchange and the Lima Stock Exchange.

The Company is in the process of exploring its mineral properties. The underlying value and recoverability of the amounts shown for mineral properties is dependent upon the ability of the Company to complete exploration and the discovery of economically recoverable reserves, the ability of the Company to obtain necessary financing to explore and develop the properties and upon future profitable production or proceeds from disposition of the Company’s mineral properties.

These financial statements have been prepared on the going-concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the normal course of business. The continuing operations of the Company are dependent upon its ability to continue to raise adequate financing and to generate future profitable operations. The Company completed one financing in the current fiscal year. While these financings are sufficient to enable the Company to fund operations in excess of twelve months, it is in and of itself not sufficient to enable the Company to fund all aspects of its operations and working capital requirements in the long-term, and, accordingly, there may be doubt regarding the going concern assumption. Management believes that it will be able to secure the necessary financing through a combination of the issue of new equity or debt instruments, the entering into of joint venture arrangements or the exercise of warrants for the purchase of common shares. However, there is no assurance that the Company will be successful in these actions. These financial statements do not reflect the adjustments, which could be material, to the carrying value of assets and liabilities, the reported revenues and expenses and balance sheet classifications that would be necessary were the going concern assumption inappropriate.

2.	Significant accounting policies:

(a)	Basis of consolidation:

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. They include the accounts of the Company and its wholly-owned subsidiary, Norsemont Peru S.A.C. (“Norsemont Peru”), incorporated in Peru. All intercompany amounts and transactions have been eliminated on consolidation.

(b)	Furniture, equipment and leasehold improvements:

Furniture, equipment and leasehold improvements are carried at cost less accumulated amortization. Amortization is determined at rates which will reduce original cost to estimated residual value over the useful life of each asset. The annual rates used to compute amortization are as follows:

Asset	Basis	Rate
Computers	Declining-balance	30% per annum
Furniture and office equipment	Declining-balance	20% per annum
Leasehold improvements	Straight-line	Lesser of useful life and term of lease

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

(c)	Mineral properties:

The Company has treated costs incurred to acquire its interest in the Constancia Project to be an investment in mineral properties, in accordance with CICA Handbook Section 3061, “Property, Plant and Equipment”, and additional Canadian accounting pronouncements and guidance. These costs are deferred until the property is brought into production, at which time, the deferred costs will be amortized on a unit-of-production basis, or until the property is abandoned, sold or considered to be impaired in value, at which time an appropriate charge will be made. The deferred costs represent costs to be charged to operations in the future and do not necessarily reflect the present or future values of the properties. The recovery of capitalized costs of mineral properties is dependent upon the existence of economically recoverable reserves or the proceeds from the disposition of the property.

The deferred costs are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the interest may not be recoverable. The net recoverable amount is based on estimates of undiscounted future net cash flows expected to be recovered from specific assets or groups of assets through use or future disposition.

Ongoing drilling, assaying, field exploration and geological work and project holding costs, are charged to the statement of operations until such time that a decision has been made to design and develop the project.

If a project is abandoned or when events or circumstances indicate that the carrying value may not be recovered, capitalized costs, associated with the project, are written down at the time of the determination.

(d)	Asset retirement obligations:

The fair value of a liability for an asset retirement obligation, such as site reclamation costs, is recognized in the period in which it is incurred if a reasonable estimate of the fair value of the costs to be incurred can be made. The Company is required to record the estimated present value of future cash flows associated with site reclamation as a liability when the liability is incurred and increase the carrying value of the related assets for that amount. Subsequently, these capitalized asset retirement costs will be amortized to expense over the life of the related assets using the unit-of-production method. At the end of each period, the liability is increased to reflect the passage of time (accretion expense) and increased or decreased for changes in the estimated future cash flows underlying any initial fair value measurements.

(e)	Stock-based compensation:

The Company has two stock-based compensation plans which are described in note 8(c) and 8(f). The Company accounts for all stock-based payments and awards under the fair value based method. Under the fair value based method, stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of stock-based payments to non-employees is periodically re-measured until counterparty performance is complete, and any change therein is recognized over the vesting period of the award and in the same manner as if the Company had paid cash instead of paying with or using equity

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

instruments. The cost of stock-based payments to non-employees that are fully vested and non-forfeitable at the grant date is measured and recognized at that date.

Compensation cost attributable to awards to employees is measured at fair value at the grant date and recognized over the vesting period. Compensation cost attributable to awards to employees that call for settlement in cash or other assets is measured at intrinsic value and recognized over the vesting period. Changes in intrinsic value between the grant date and the measurement date result in a change in the measure of compensation cost. Compensation cost is generally recognized on a straight-line basis over the vesting period.

(f)	Earnings (loss) per share:

The Company calculates basic earnings (loss) per share using the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per share are calculated using the treasury stock method for stock options, warrants and RSUs. Under the treasury stock method, the weighted average number of common shares outstanding assumes that the proceeds to be received on the exercise of dilutive stock options and warrants are applied to repurchase common shares at the average market price for the period in calculating the net dilution impact. Stock options, warrants and RSUs are dilutive when the Company has income from continuing operations and the average market price of the common shares during the period exceeds the exercise price of the options and warrants. For all periods presented, diluted loss per share is the same as basic loss per share as the stock options, warrants and RSUs outstanding are anti-dilutive. For convertible notes, the number of additional shares for inclusion in diluted earnings per share calculations is determined using the “as if” converted method. The incremental number of common shares issued is included in the number of weighted average shares outstanding and interest on the convertible notes is excluded from the calculation of net income. For all periods presented, diluted loss per share is the same as basic loss per share as the convertible notes are anti-dilutive.

(g)	Foreign currency transactions:

The functional currency of the Company and its subsidiary is the Canadian dollar. Monetary assets and liabilities denominated in a foreign currency are translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date. Non-monetary items are translated at rates of exchange in effect when the amounts were acquired or obligations incurred. Revenue and expenses are translated at rates in effect at the time of the transaction. Foreign exchange gains and losses are recognized in the determination of net earnings (loss) in the period in which they arise.

(h)	Measurement uncertainty:

The presentation of financial statements requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Significant areas requiring the use of estimates include the assessment of impairment of long-lived assets including mineral properties, impairment of investments and receivables, amortization periods of furniture, equipment and leasehold improvements, valuation of stock-based compensation, and the estimation of future income tax asset valuation allowances. Actual results could differ from those estimates.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

(i)	Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The amount of future income tax assets recognized is limited to the amount that is more likely than not to be realized.

(j)	Transaction costs:

Transaction costs are incremental costs that are directly attributable to the acquisition of a financial asset or financial liability. Transaction costs are included with the carrying amounts of the financial asset or financial liability on initial recognition and amortized using the effective interest method.

(k)	Financial instruments:

The Company has designated its cash as held-for-trading, which are measured at fair value. Financial instruments included in amounts receivable are classified as loans and receivables, which are measured at amortized cost. The Company has designated long-term investments as available for sale.

(l)	Cash

Cash is comprised of bank deposits. Cash is valued at cost plus accrued interest, which approximates fair value.

(m)	Change in accounting policies:

Effective July 1, 2009, the Company adopted the provisions of the following new Canadian Institute of Chartered Accountants (“CICA”) accounting standard:

The Canadian Institute of Chartered Accountants (“CICA”) issued the following accounting standards which currently have not been adopted by the Company:

In January 2009, the CICA issued Handbook Section 1582, Business Combinations, which requires that all assets and liabilities of an acquired business will be recorded at fair value at acquisition. Obligations for contingent considerations and contingencies will also be recorded at fair value at the acquisition date. The standard also states that acquisition-related costs will be expensed as incurred and that restructuring charges will be expensed in periods after the acquisition date. The new standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period on or following January 1, 2011. The Company is considering early adoption to coincide with the adoption of International Financial Reporting Standards and will assess the impact of this new standard should an applicable acquisition be made prior to the mandatory effective date.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

Section 1601, Consolidated Financial Statements (“Section 1601”), and Section 1602, Non-Controlling Interest (“Section 1602”). Sections 1601 and 1602 together replace Section 1600, Consolidated Financial Statements. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1601 applies to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. The Company is in the process of evaluating the impact to the consolidated financial statements of the two new standards.

3.	Receivables:

	September 30, 2010	June 30, 2010
Value added tax – Peru (i)	$792,252	$279,535
Other receivables	163,931	107,253

	$956,183	$386,788

(i)	The Company pays a value added tax (“IGV”) in Peru on purchases of goods and services made domestically. The Company had been successful in renewing agreements with the Peruvian government to recover IGV on an accelerated basis, until March 31, 2009, at which time the government publicly announced that agreements of this nature will not be renewed. In May 2010, the Peruvian government reinstated the program. IGV paid related to mineral property expenditures prior to August 29, 2006, balances determined to be outside of the scope of the agreement during the tenure of the agreement, and VAT which has been paid during the period April 1, 2009 to April 30, 2010, has been deemed recoverable only when future sales revenues are earned from the related mineral properties, by offsetting the VAT otherwise payable at that time. Due to the uncertainty in recovering these receivables, the Company charged a provision to the statement of operations in the previous two fiscal years of $3.7 million.

4.	Equipment and leasehold improvements:

September 30, 2010	Cost	Accumulated amortization	Net book value

Computers	$202,909	$145,892	$57,017
Vehicle	6,466	3,144	3,322
Furniture and office equipment	647,730	334,130	313,600

	$857,105	$483,166	$373,939

June 30, 2010	Cost	Accumulated amortization	Net book value

Computers	$193,847	$140,618	$53,229
Vehicle	6,466	2,927	3,539
Furniture and office equipment	607,094	317,725	289,369

	$807,407	$461,270	$346,137

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

5.	Mineral properties:

Constancia Project, Peru	September 30, 2010	June 30, 2010
Mineral properties (i)	$9,395,469	$9,395,469

Asset retirement obligation (note 12)	422,200	598,200
Surface rights (ii)	5,502,951	5,502,951

	$15,320,620	$15,496,620

(i)	Constancia Project:

The Company holds a 100% interest in the Constancia copper-silver-gold-molybdenum porphyry deposit located in Chumbivilcas Province, Peru (“Constancia”).

In 2008 the Company completed the acquisition of Rio Tinto’s 70% interest in the Constancia Project. Upon commencement of commercial production, the Company is required to make a final one-time payment of US$500,000 to Rio Tinto and will pay a net smelter return royalty (NSR) of 0.5% to a maximum of US$10,000,000 to the previous underlying owners.

Also in 2008, Norsemont entered into a Mining Concessions Transfer Agreement and Assignment of Contractual Positions with Mitsui Mining. Pursuant to the agreement, Mitsui transferred its 30% interest in the Constancia property to Norsemont. Combined with the Company’s 70% interest in the Constancia project obtained from Rio Tinto, the purchase provided Norsemont with the control of 100% of the Constancia project.

Together with the mineral rights purchased from Rio Tinto and Mitsui and rights staked and claimed by Norsemont Peru, the Company holds mineral rights in excess of 23,000 hectares underlying community and private land. The Company has purchased, from private landowners, over 4,000 hectares, securing surface rights over those areas. In order to operate on community owned property overlying mineral rights held by Norsemont, the Company has historically entered into lease agreements with two local Peruvian communities, Uchucarco and Chilloroya. These agreements allow Norsemont to gain access to the surface for its geophysical studies, drilling and other exploration and development activities. The two lease agreements have twelve-month terms, are renewable at the end of each term for an additional twelve months and call for, among other things, monthly lease payments. Both agreements were renewed in the current fiscal year. Combined monthly lease payments approximate $53,000. In addition to lease payments the Company is obligated, under the agreements, to provide educational assistance, medical and veterinary services as well as an irrigation system in each of the communities. These obligations approximate $8,000 monthly.

(ii)	In order to access mineral properties unencumbered and to provide flexibility for future construction of infrastructure, the Company has embarked on various private land purchases securing surface rights. All private land was purchased in the previous three fiscal years.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

6.	Long-term debt – convertible notes:

Unsecured convertible promissory notes:

On December 19, 2008, the Company issued a convertible, unsecured promissory note (“Note 1”) and 1,764,706 warrants for an aggregate principal amount of $6,000,000. Note 1 has a principal amount of $6,000,000, bears interest at a rate of 8% per annum and is convertible by the holders into common shares of the Company at any time up to December 19, 2011 at a conversion price of $1.70 per share. Each whole warrant entitles the note-holder to purchase one common share of the Company at a price of $2.05 per share at any time until December 19, 2010. Note 1 does not allow forced conversion by the Company; however, the Company can fully prepay principal and accrued interest at any time after December 19, 2009.

The Company allocated $4 million of the $6 million fair value as a liability based on the fair value of a similar debt instrument without an associated conversion option. $2 million has been allocated to the fair value of the warrants ($1.17 million) and the conversion option ($0.83 million).

On March 31, 2009, the Company issued a convertible, unsecured promissory note (“Note 2”) and 1,117,647 warrants for an aggregate principal amount of $3,800,000 million to an existing shareholder of the Company. Note 2 has a principal amount of $3,800,000 and bears interest at a rate of 8% per annum. Principal is convertible by the holder into common shares of the Company at any time up to March 31, 2012 at a conversion price of $1.70 per share. Interest on Note 2 is convertible by the holder into common shares of the Company at prevailing market prices less allowable discounts to market. Note 2 does not allow forced conversion by the Company however, the Company can fully prepay principal and accrued interest at any time after March 31, 2010.

The Company has allocated $2.6 million of the $3.8 million fair value as a liability based on the fair value of a similar debt instrument without an associated conversion option. $1.2 million has been allocated to equity for the fair value of the warrants ($0.65 million) and the conversion option ($0.55 million).

The notes are classified as compound financial instruments for accounting purposes because of the holder conversion option. For Note 1 interest is payable in arrears in annual installments on December 31 of 2009 and 2010 and a final interest payment on December 19, 2011. Note 2’s interest schedule is December 31, 2009, 2010 and 2011 and a final payment on March 31, 2012.

The Company issued 440,751 common shares to the note-holders in full settlement of accrued interest of $0.7 million, on both notes, to December 31, 2009.

The liability component of the two notes is being accreted over the expected term to maturity using the effective interest method of 10.4% on Note 1 and 9.6% on Note 2. The current quarter interest and accretion charge of $0.3 million (2009 - $0.2 million) is reflected in the statement of operations for the quarter ended September 30, 2010.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

7.	Share capital:

(a)	Authorized:

Unlimited number of common shares without par value

(b)	Unit issuances

(i)	In November 2009 the Company issued 9,792,250 Units (the “Units”) consisting of 9,792,250 common shares and 4,896,125 common share purchase warrants at a price of $2.35 per Unit, representing an aggregate issue amount of $23 million. Each whole warrant is exercisable for one common share at an exercise price of $2.75 per share on or before April 30, 2011.

(c)	Stock options:

The Company established a stock option plan under which the Company may grant incentive stock options for the purchase of common shares of the Company to its officers, directors, and consultants. Stock options are non-transferable and the aggregate number of shares that may be reserved for issuance pursuant to stock options may not exceed certain levels and may not exceed 5% to any individual (maximum of 2% to any consultant).

The Company is authorized to issue a maximum of 20% of the issued and outstanding shares under the stock option plan. The exercise price of options is determined by the Board of Directors at the time of grant, but cannot be less than the volume weighted average trading price of the Company’s shares for the 5 trading days immediately preceding the date the option is granted. As determined by the Board of Directors, options may vest immediately, in installments or pursuant to a vesting schedule,  1/3 on date of grant,  1/3 on the first anniversary and  1/3 on the second anniversary of the grant. Once vested, options are exercisable at any time. Options have a maximum term of five years and terminate ninety days from the date of termination of the optionee’s employment or such longer period as determined by the Board, provided that no option shall remain outstanding for any period which exceeds the later of the expiry date of the option and 36 months following the termination date. In addition, the Board may delegate authority to the Chief Executive Officer to make any determination with respect to vesting of options held by any departing employee, other than the Chief Executive Officer.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

A summary of the status of the options outstanding follows:

	Number of options	Weighted average exercise price

Balance, June 30, 2008	6,655,941	$1.86
Granted	5,155,000	2.68
Exercised	(53,333)	1.24
Cancelled/expired	(33,333)	1.53

Balance, June 30, 2009	11,724,275	$2.23
Granted	2,325,000	2.05
Exercised	(139,900)	1.70

Balance, June 30, 2010	13,909,375	$2.20
Granted	—	—
Exercised	(473,375)	1.20
Cancelled/expired	(140,000)	2.38

Balance, September 30, 2010	13,295,000	$2.24

The following table summarizes the stock options outstanding and exercisable at September 30, 2010:

Number of shares	Exercise price	Expiry date	Exercisable

300,000	$4.00	April 13, 2011	300,000
100,000	$2.00	July 7, 2011	100,000
500,000	$2.00	July 24, 2011	500,000
1,190,000	$1.60	December 10, 2011	1,190,000
200,000	$1.60	April 25, 2012	200,000
2,050,000	$1.62	June 1, 2012	2,050,000
400,000	$1.57	June 25, 2012	400,000
200,000	$1.72	July 19, 2012	200,000
300,000	$1.77	July 26, 2012	300,000
50,000	$1.68	September 24, 2012	50,000
125,000	$1.77	October 1, 2012	125,000
100,000	$2.90	Feb 13, 2013	100,000
100,000	$2.77	Feb 20, 2013	100,000
200,000	$4.04	June 1, 2013	200,000
2,305,000	$4.00	August 7, 2013	2,305,000
150,000	$1.88	November 18, 2013	100,000
2,700,000	$1.60	June 29, 2014	2,416,667
2,325,000	$2.05	June 15, 2015	2,008,333

13,295,000			12,645,000

During the period ended September 30, 2010, $ 235,981 (2009 – $483,487) in compensation expense under the fair-value-based method, related to the stock option was recorded in the consolidated statements of operations.

The compensation costs reflected in these consolidated financial statements were calculated using the Black-Scholes option pricing model using the following weighted average assumptions:

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

	2010	2009

Risk free interest rate	2.27%	2.43%
Expected dividend yield	0%	0%
Stock price volatility	73.36%	74%
Expected life of options	3.23 years	3 years

During the period ended September 30, 2010 no options were granted. The weighted average fair value of options granted during the year ended June 30, 2010 was $1.12 per option.

Option pricing models require the input of highly substantive assumptions, including expected term to exercise and stock price volatility. Changes in assumptions can materially impact fair value estimates.

(d)	Warrants

The following is a summary of warrants outstanding at September 30, 2010:

Number of Warrants	Exercise price	Expiry date
1,731,035	3.50	December 31, 2010
1,764,706	2.05	December 19. 2010
858,875	1.90	March 31, 2011
112,875	1.70	March 31, 2011
1,117,647	2.05	March 31, 2011
593,750	1.90	April 1, 2011
91,875	1.70	April 1, 2011
1,325,000	1.90	April 2, 2011
373,478	1.90	April 3, 2011
50,750	1.70	April 3, 2011
4,848,947	1.90	June 29, 2011
45,938	1.90	March 31, 2011
4,896,125	2.75	April 30, 2011

17,811,001

(i)	In August 2009, the Company extended the expiry date of 1,975,000 warrants with an exercise price of $1.95, originally expiring on July 19, 2009, to January 19, 2010. The fair value of the extension of $198,883 was charged to retained earnings in 2010.

In January 2010, 1,125,000 of these warrants were exercised and 1,125,000 shares were issued upon receipt of $2.2 million. The remaining 850,000 warrants expired unexercised.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

In February 2010, the Company extended the expiry date of 1,731,035 warrants which were scheduled to expire on February 21, 2010 to December 31, 2010. The warrants have an exercise price of $3.50 which was not amended. Insiders of the Company hold 931,035 of the Warrants and their extension will remain subject to disinterested shareholder approval, which will be sought at the next general meeting of shareholders of the Company. The fair value of $136,000 for the extension of the remaining 800,000 warrants was charged to retained earnings in the current year.

Of the 17,811,101 outstanding warrants as at September 30, 2010, 303,625 warrants were granted as compensation warrants to advisors. These warrants are exercisable at $1.70. Upon exercise, the holder acquires one common share and one-half of one common share purchase warrant at an exercise price of $1.90 per common share for a period of two years commencing on the date of exercise.

The warrant values reflected in these consolidated financial statements were calculated using the Black-Scholes option pricing model using the following weighted average assumptions:

	Fiscal 2010	Fiscal 2009
Risk free interest rate	0.80%	1.41%

Expected dividend yield	0%	0%
Stock price volatility	81.10%	76.09%
Expected life of options	1.25 years	2 years

(e)	Shareholder rights plan:

The Directors of the Company approved the adoption of a shareholder rights plan, dated May 29, 2006, (the “Rights Plan”). The objective of the Board of Directors in adopting this Plan is to achieve full and fair value for the Company’s shareholders in the event of an unsolicited take-over bid for the Company. The rights become exercisable only when a person or party acquires or announces its intention to acquire 20 per cent or more of the outstanding shares of the Company without complying with certain provisions of the Rights Plan. Each right would entitle each holder of common shares (other than the acquiring person or party) to purchase additional common shares of the Company at a 50 per cent discount to the market price at the time.

(f)	Restricted stock unit incentive plan:

On September 24, 2007, the Board of Directors adopted a Restricted Stock Unit Incentive Plan (“Restricted Stock Plan”) and received shareholder approval on November 7, 2007. The employees, officers and directors of the Company, other than the Chairman and Chief Executive Officer of the Company are eligible to participate in the Restricted Stock Plan. The Restricted Stock Plan allows the Company the authority to issue common shares for no consideration. Furthermore, restricted stock units (“RSUs”) may also be granted to such other persons, other than the Chairman and the Chief Executive Officer of the Company, as determined to be in the best interests of the Company by the Board of Directors. The Restricted Stock Plan has a term of 10 years, subject to amendment of the

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

term by the Board of Directors. RSUs shall vest within 3 years of the award grant date. Subject to the terms and conditions of an award agreement, vesting may be accelerated by achieving performance targets, but shall not occur prior to the expiry of one year following the award grant date. The vesting of RSUs granted to independent directors is subject to an election that must be made at the time the RSU is granted whereby the RSUs will either (a) vest within a minimum of one and a maximum of three years following the award grant date or (b) upon the independent director’s resignation from the Board.

The maximum number of the Company’s common shares available for issuance upon the vesting of RSUs is 1,000,000 common shares. The maximum number of shares issuable to insiders of the Company under all security-based compensation arrangements, including the Restricted Stock Plan, at any time cannot exceed 10% of the issued and outstanding common shares of the Company and the number of securities to be issued to insiders of the Company pursuant to such arrangements within any one-year period, cannot exceed 10% of the issued and outstanding common shares of the Company.

Upon the termination of the employee, officer or director of the Company, any RSUs held by such individual that have not vested within 30 days of such termination, shall be deemed forfeited.

The Company accounts for the issuance of RSUs under the fair-value-based method, whereby the market value of the common shares of the Company, on the date the RSU is granted, is used to calculate compensation expense.

During the quarter ended September 30, 2010, 109,500 RSUs were granted to employees in Peru and $158,775 in compensation expense under the fair-value-based method, related to the RSUs was recorded in the consolidated statements of operations. The compensation costs reflected in these consolidated financial statements were calculated using market value of the Company’s shares on the grant date and vesting periods stipulated by the plan. There were no grants of RSUs in the current quarter.

8.	Related party transactions:

During the period ended September 30, 2010, the Company paid $6,350 (2009 - $29,000) for legal fees to a company controlled by an officer of the Company. There remained no liability to this related party as at September 30, 2010 and 2009.

In the year ended, June 30, 2010, the Company issued 440,751 shares to a shareholder holding the convertible notes in December 2009 and March 31, 2010 to fully pay accrued interest on the two notes to December 31, 2009.

Related-party transactions are in the normal course of operations and have been recorded at the exchange amounts agreed between the Company and related party.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

9.	Financial instruments:

(a)	Fair values of financial instruments:

For certain of the Company’s financial instruments, including cash and cash equivalents, short-term, receivables, long term investments and accounts payable and accrued liabilities, the carrying amounts approximate fair value due to the short-term nature of the financial instruments. Fair value adjustments associated with receivables and long-term receivables are discussed in note 3.

Financial Instruments – additional disclosures, including fair value measurement for financial instruments and liquidity risk. A three level hierarchy of financial instruments reflecting the significance of the inputs used in measuring the fair value is outlined below. Fair value of assets and liabilities included in Level 1 are determined by reference to quoted prices in active markets for identical assets and liabilities. Assets and liabilities in Level 2 include valuations using inputs other than quoted prices based on observable market data, either directly or indirectly. Level 3 valuations are based on inputs that are not based on market data.

Financial instrument	Level 1	Level 2	Level 3 (a)
Cash and short-term investments	$18,287,038	—	$—

Long-term debt – convertible notes	—	—	8,238,204
Total	$18,287,038	—	$8,238,204

(a)	The opening balance of long-term – convertible notes as at July 1, 2010 was $7,969,864. In the year quarter September 30, 2010, $268,340 of accretion expense was recognized and reported on the statement of operations, on the line item accretion on convertible notes, and a comparable value was added to the long-term – convertible notes increasing the liability to $8,238,204.

(b)	Foreign currency risk:

The Company conducts a major part of its business in US dollars and Peruvian New Sol and therefore is affected by variations in exchange rates. The Company holds minimal cash reserves in any foreign currency at any given time but does have a significant Peruvian New Soles denominated value added tax (IGV) receivable. Foreign exchange rates between the Canadian dollar and Peruvian New Soles have been relatively stable over the last several years ranging in rates of 2.6 to 3 New Soles to the Canadian dollar. Wider fluctuations are not expected but difficult to estimate. Management believes the foreign exchange risk derived from currency conversions of this receivable and other financial instruments are not significant to its operations and therefore does not hedge its foreign exchange risk.

(c)	Credit risk:

Credit risk reflects the risk that the Company may be unable to recover contractual receivables. The Company’s significant receivable risks are in the recovery of IGV (Peruvian value added tax). Financial instruments included in receivables consist of goods and services tax due from the Federal

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

Government of Canada and the Peruvian Government (IGV). Management believes that the risk of loss with respect to financial instruments included in amounts receivable to be minimal as both governments have demonstrated recurring refunds under the value added tax systems.

(d)	Liquidity risk:

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at September 30, 2010, the Company had cash balances of $18.2 million (September 30, 2009 - $9.8 million) to settle current liabilities of $1.4 million (September 30, 2009 - $3.5 million). All of the Company’s financial liabilities have contractual maturities of 30 days and are subject to normal trade terms.

(e)	Market (interest rate) risk:

The Company has cash balances and only fixed interest-bearing debt and fluctuations in market rates currently do not affect future cash flows.

(f)	Sensitivity Analysis

The Company has designated its cash as held-for-trading, which are measured at fair value. Financial instruments included in amounts receivable are classified as loans and receivables, which are measured at amortized cost. Accounts payable and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost. As at September 30, 2010, the carrying and fair value amounts of the Company’s financial instruments are the same. Based on management’s knowledge and experience of the financial markets, the Company believes the following movements are “reasonably possible” over a year:

(i)	At September 30, 2010 the Company had IGV receivable denominated in Peruvian New Soles of $2.1 million, which with a 10% change in exchange rates, would affect net income by $0.2 million.

(ii)	At September 30, 2010 the Company had accounts payable denominated in Peruvian New Soles of $1.6 million, which with a 10% change in exchange rates, would affect net income by $0.16 million.

10.	Commitments:

a)	On January 1, 2008, the Company relocated its head office to Toronto, Ontario and entered into a 3 year lease in Toronto for $4,000 per month expiring in April 2011. The Company also maintains an office in Lima, Peru and had entered into a lease calling for $13,000 per month payments until April 2011.

b)	The Company also has various commitments as described in note 5 related to mineral properties.

11.	Asset retirement obligations:

The Company’s asset retirement obligations relate to site-restoration and clean-up costs related to its Peruvian mineral properties. The accretion expense has been charged to the statement of operations for the period ended September 30, 2010.

NORSEMONT MINING INC.

Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

Three months ended September 30, 2010 and 2009

A reconciliation of the provision for asset retirement obligations is as follows:

	September 30, 2010	June 30, 2010

Balance - beginning of year	$880,000	$960,000
Accretion expense	22,000	96,000
Change in estimate	—	(176,000)

Balance, end of period	$902,000	$880,000

During the year ended June 30, 2010, a re-evaluation of future site restoration costs at Constancia was carried out and revealed that the area of disturbance estimated in the prior year was greater than determined currently. As such, the estimated fair value of the estimate was adjusted by $176,000 (the fair value adjustment for the year ended June 30, 2009 was $483,000).

The provision for asset retirement obligations are based upon the following assumptions:

•	The total undiscounted cash flow required to settle the obligation is approximately $1,170,000;

•	Asset retirement obligation payments are expected to occur during fiscal year 2013;

•	A credit adjusted risk-free rate of 10% has been used to discount cash flows.

12.	Capital management:

The Company relies on the advice and expertise of management to manage its capital structure. Management deems common shares, warrants, convertible notes and retained earnings (deficit) to be capital. Depending on working capital position, the Company adjusts its capital in order to sustain future development of the business, including the acquisition of mineral properties and advancing exploration and development of those properties. The Board of Directors and management have not established return on capital criteria.

The Company is currently in the exploration stage with Constancia and as such the Company relies on external capital markets to finance and fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. The Company will continue to assess strategies and prospective properties in order to enhance the value of the Company and there were no changes in the Company’s approach to capital management during the period ended September 30, 2010. The Company is not subject to externally imposed capital requirements.

SCHEDULE A-2

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

HudBay Minerals Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As at September 30, 2010

	HudBay Minerals Inc.	Norsemont Mining Inc.	Pro Forma Adjustments	Note 3	Pro Forma Consolidated
	(thousands of Canadian dollars)
ASSETS
Current Assets
Cash and cash equivalents	851,739	6,287	(130,000)	(a)	797,462
			69,436	(f)
Short-term investment	—	12,000			12,000
Accounts receivable, net	63,618	956			64,574
Income taxes receivable	64	—			64
Inventories	98,557	—			98,557
Prepaid expenses and other current assets	3,754	97			3,851
Future income and mining tax assets	15,595	—			15,595
Current portion of fair value of derivative	2,082	—			2,082

	1,035,409	19,340	(60,564)		994,185

Property and Equipment, at cost
Property, plant and equipment	865,338	15,695	430,407	(b)	1,311,440
Available-for-sale investments	78,255	—			78,255
Other assets	86,594	—			86,594

	2,065,596	35,035	369,843		2,470,474

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued liabilities	112,409	1,358	14,730	(d)	128,497
Income taxes payable	32,135	—			32,135
Current portion of other liabilities	24,253	—			24,253

	168,797	1,358	14,730		184,885

Long-Term Liabilities					—
Pension obligation	2,366	—			2,366
Other employee future benefits and stock based compensation	87,020	—			87,020
Asset retirement obligation	54,120	902			55,022
Future income tax liabilities	37,118	—			37,118
Fair value of derivatives	502	—			502
Long-term debt — convertible notes	—	8,238	(8,238)	(e)	—

	349,923	10,498	6,492		366,913

Equity					—
Share capital	626,009	124,873	(124,873)	(c)	1,028,627
			402,618	(a)
Contributed surplus	24,469	24,304	(24,304)	(c)(f)	24,469
Convertible note	—	1,380	(1,380)	(e)	—
Warrants	—	11,802	(11,802)	(f)	—
Retained earnings	1,022,888	(137,822)	137,822	(c)	1,008,158
			(14,730)	(d)
Accumulated other comprehensive income	29,768	—			29,768

	1,703,134	24,537	363,351		2,091,022
Non-controlling interest	12,539	—			12,539

	1,715,673	24,537	363,351		2,103,561

	2,065,596	35,035	369,843		2,470,474

HudBay Minerals Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the nine months ended September 30, 2010

	HudBay Minerals Inc.	Norsemont Mining Inc.	Pro Forma Adjustments	Note 3	Pro Forma Consolidated
	(thousands of Canadian dollars)
Revenue	595,538	—			595,538
Expenses
Operating	355,805	—			355,805
Depreciation and amortization	82,618	72			82,690
General and administrative	19,114	1,989			21,103
Stock-based compensation	4,103	3,217			7,320
Accretion of asset retirement obligations	3,715	70			3,785
Foreign exchange loss	4,306	(131)			4,175

Earnings before the following:	125,877	(5,217)			120,660
Exploration	(18,868)	(8,839)			(27,707)
Interest and other income (expense)	6,117	(1,265)	586	(e)	5,438
Gain (loss) on derivative instruments	3,373	—			3,373

Earnings before tax and non-controlling interest	116,499	(15,321)	586		101,764
Tax expense	(68,118)	537	(176)	(e)	(67,757)

Net earnings (loss) before non-controlling interest	48,381	(14,784)	410		34,007
Less: Income (loss) attributable to non-controlling interest	111	—			111

Net earnings (loss) attributable to common shareholders	48,492	(14,784)	410		34,118

Earnings per share
Basic	0.32	(0.18)			0.19
Diluted	0.32	(0.18)			0.19
Weighted average number of common shares outstanding
Basic	151,114,563	81,991,496			174,526,769
Diluted	151,799,167	81,991,496			175,211,373

HudBay Minerals Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2009

	HudBay Minerals Inc.	Norsemont Mining Inc.	Pro Forma Adjustments	Note 3	Pro Forma Consolidated
	(thousands of Canadian dollars)
Revenue	720,722	—			720,722
Expenses
Operating	505,801	—			505,801
Depreciation and amortization	100,731	54			100,785
General and administrative	44,176	4,637			48,813
Stock-based compensation	4,692	3,664			8,356
Accretion of asset retirement obligations	4,488	120			4,608
Foreign exchange loss	17,752	(772)			16,980

Earnings before the following:	43,082	(7,703)			35,379
Exploration	(7,609)	(21,414)			(29,023)
Interest and other income (expense)	107,386	(907)	692	(e)	107,171
Gain (loss) on derivative instruments	(917)	—			(917)

Earnings before tax and non-controlling interest	141,942	(30,024)	692		112,610
Tax expense	(29,131)	—	(216)	(e)	(29,347)

Net earnings (loss) before non-controlling interest	112,811	(30,024)	476		83,263
Less: Income (loss) attributable to non-controlling interest	(40)	—			(40)

Net earnings (loss) attributable to common shareholders	112,771	(30,024)	476		83,223

Earnings per share
Basic	0.73	(0.18)			0.47
Diluted	0.73	(0.18)			0.47
Weighted average number of common shares outstanding
Basic	153,460,823	81,991,496			176,873,029
Diluted	154,067,282	81,991,496			177,479,488

NOTES TO FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

Purchase price consideration and proceeds are quoted in thousands of Canadian dollars.

The unaudited pro forma condensed consolidated financial statements have been prepared in connection with the proposed acquisition of Norsemont Mining Inc. (“Norsemont”) by HudBay Minerals Inc. (“HudBay”). The unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only and give effect to the proposed transaction by HudBay pursuant to the assumptions described in Note 3 to these pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet as at September 30, 2010 gives effect to the proposed transaction by HudBay as if it had occurred as at September 30, 2010. The unaudited pro forma condensed consolidated statements of operations for the nine-month period ended September 30, 2010 and for the year ended December 31, 2009 give effect to the proposed transaction by HudBay as if it was completed on January 1, 2009.

The pro forma condensed consolidated financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the proposed transaction had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date. The pro forma condensed consolidated financial statements do not reflect any efficiencies relating to operating synergies that may be incurred as a result of the acquisition.

The pro forma adjustments and allocations of the purchase price for Norsemont are based in part on estimates of the fair value of assets acquired and liabilities to be assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized as of the date of the completion of the acquisition.

The proforma adjustments of the purchase price for Norsemont considered two scenarios as follows:

(a)	Scenario I — All shareholders’ of Norsemont exchange their common shares for common shares of HudBay at a exchange value of 1 common share of Norsemont for 0.2617 of a common share of HudBay and $0.001 in cash.

(b)	Scenario II — All shareholders’ of Norsemont exchange their common shares for common shares of HudBay and cash at an exchange value of 1 common share of Norsemont for $4.50 in cash, subject to a maximum aggregate cash consideration of $130,000 with the remainder in HudBay common shares.

These unaudited pro forma financial statements present the pro forma effect of the Offer under Scenario II as this scenario will result in the more significant cash out flow for HudBay.

Under Scenario I, 30,972,428 shares amounting to $532,416 would be issued. This would reduce HudBay’s EPS by $0.13 and $0.28 respectively for September 30, 2010 and December 31, 2009.

In preparing the unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations, the following historical information, that was prepared in accordance with Canadian GAAP and HudBay accounting policies, was used:

(a)	the unaudited interim consolidated balance sheet of HudBay as at September 30, 2010, and the unaudited consolidated statement of operations for the nine-month period ended September 30, 2010;

(b)	the audited consolidated financial statements of HudBay for the year ended December 31, 2009;

(c)	Norsemont has a different year-end of June 30 to HudBay’s December 31 which is reconciled in Note 4 to arrive at Norsemont’s December 31 and September 30 comparable periods to HudBay’s year ended December 31, 2009 and interim period for the nine months ended September 30, 2010. The following was used:

i.	the unaudited interim consolidated balance sheet of Norsemont as at December 31, 2008, and the unaudited consolidated statement of operations for the six-month period ended December 31, 2008;

ii.	the audited consolidated financial statements of Norsemont for the year ended June 30, 2009;

iii.	the unaudited interim consolidated balance sheet of Norsemont as at December 31, 2009, and the unaudited consolidated statement of operations for the six-month period ended December 31, 2009;

iv.	the audited consolidated financial statements of Norsemont for the year ended June 30, 2010;

v.	the unaudited interim consolidated balance sheet of Norsemont as at September 30, 2010, and the unaudited consolidated statement of operations for the three-month period ended September 30, 2010.

The pro forma condensed consolidated financial statements include information from the financial statements of Norsemont as indicated above. It has been assumed that Norsemont’s accounting policies conform to those of HudBay. Financial statement line item reclassifications are presented in Note 4 as part of the reporting period reconciliation.

The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the above listed financial statements and their accompanying notes.

2.	ACQUISITION OF NORSEMONT

On January 10, 2011, HudBay announced a proposal to acquire all the outstanding common shares of Norsemont (the “Offer”). Under the Offer, the shareholders of Norsemont will receive a combination of 23,421,641 HudBay common shares and $130,000 in cash (assuming maximum cash consideration is elected).

Based on a HudBay share price of $17.19, the purchase price equated to total consideration of $402,618 in shares and $130,000 in cash.

The business combination, if completed, will be accounted for as a business combination with HudBay as the acquirer of Norsemont. Norsemont options outstanding accelerate on change of ownership (“Norsemont Options”). For purposes of these pro forma financial statements it has been assumed that all Norsemont Options are exercised prior to the closing date.

The allocation of the purchase price is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed below in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities to the date of the transaction, and as further analysis (including of identifiable intangible assets, for which no amounts have been estimated and included in the preliminary amounts shown below) is completed. Consequently, the actual allocation of the purchase price will likely result in different adjustments than those in the unaudited pro forma condensed consolidated statements of operations.

The fair value of the net assets of Norsemont to be acquired pursuant to the Offer will ultimately be determined after the closing of the transaction. The Company will complete a full and detailed valuation of the Norsemont assets using an independent party. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

The preliminary purchase price allocation is subject to change and is summarized as follows:

Purchase of Norsemont Common shares:
Issuance of HudBay Common shares	$402,618
Cash consideration	130,000

Purchase consideration	$532,618

The purchase price was allocated as follows:
Net working capital (including cash of $75,723)	$87,418
Property, plant, and equipment	446,102
Asset retirement obligation	(902)

$532,618

3.	EFFECT OF TRANSACTIONS ON THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The pro forma condensed consolidated financial statements incorporate the following pro forma assumptions:

(a)	The pro forma adjustment reflects the consideration of $130,000 in cash and the issuance of 23,421,641 HudBay common shares. Subsequent to September 30, 2010 HudBay purchased 1,355,000 Norsemont common shares for $3,943 (including brokerage fees) which has not been reflected in the adjustments.

(b)	The assumption that HudBay acquires 100% of the outstanding common shares and equity units of Norsemont as a result of the Offer. As per Note 2, this gives rise to an increase to fair value of assets as follows:

Property, plant and equipment (Note 2)	$446,102

Book value of property, plant, and equipment	15,695

Adjustment to property, plant, and equipment	$430,407

(c)	These pro forma adjustments eliminate the historical equity accounts of Norsemont.

(d)	This assumption provides for the recording of HudBay’s expenses of the transaction totalling $14,730. It is assumed that share issuance costs are an immaterial amount of this total. Due to the non recurring nature of the expense, transaction costs are not reflected as a statement of operations pro forma adjustment.

(e)	The pro forma adjustment reflects the settlement of Norsemont’s convertible debt as anticipated. Any interest expense associated with the liability component has been adjusted in the statement of operations. Statutory tax rates of 30% and 31.29% for September 30, 2010 and December 31, 2009 have been applied respectively.

(f)	The pro forma condensed consolidated financial statements assume that all of the stock options and warrants of Norsemont that were outstanding were exercised pursuant to the transaction as Norsemont’s options and warrants have accelerated vesting upon transfer of ownership interests.

It is further assumed that the related stock options and warrants as of September 30, 2010, as well as additional stock options issued subsequent to September 30, 2010 and prior to the announcement date of January 10, 2011, will be exercised for a cash consideration of $69,436.

The expense related to the accelerated vesting of the Norsemont stock options are $454. As this expense does not relate to HudBay it is not reflected as a pro forma adjustment.

4.	RECONCILIATION OF REPORTING PERIODS

For pro forma purposes an acquired entity’s income statement should be brought up to within 93 days of the registrant’s fiscal year. Norsemont has a year end of June 30 and HudBay has a year end of December 31 which is greater than 93 days.

As such a reconciliation has been performed to bring Norsemont’s reporting in line with HudBay’s.

For the nine months ended September 30, 2010

		Less	Add
	Twelve months Jun 30, 2010	Six months Dec 31, 2009	Three months Sept 30, 2010	Nine months Sept 30, 2010	Line item Reclassification	Norsemont Nine Months Sept 30, 2010
	(thousands of Canadian dollars)
Expenses:
Exploration	11,492	6,812	3,550	8,230	(8,230)	—
Salaries and wages	1,367	652	297	1,012	(1,012)	—
Office and administration	930	409	211	732	(732)	—
Professional fees	567	368	46	245	(245)	—
General and administrative	—	—	—	—	1,989	1,989
Depreciation and amortization	99	49	22	72	—	72
Provision for impairment of receivables	1,357	748	—	609	(609)	—
Interest on convertible notes	783	394	198	587	(587)	—
Accretion of convertible notes	988	477	268	779	(779)	—
Accretion of asset retirement obligation	96	48	22	70	—	70
Foreign exchange loss (gain)	(307)	(29)	147	(131)	—	(131)
Stock-based compensation	—	—	—	—	3,217	3,217
Exploration	1,068	407	33	694	(694)	—
Salaries and wages	2,857	570	236	2,523	(2,523)	—

	(21,297)	(10,905)	(5,030)	(15,422)	10,205	(5,217)

Other items:
Exploration	—	—	—	—	(8,839)	(8,839)
Interest and other income	671	605	35	101	(1,366)	(1,265)

	671	605	35	101	(10,205)	(10,104)

Net loss and comprehensive loss for the period	(20,626)	(10,300)	(4,995)	(15,321)	—	(15,321)

Income tax recovery	537	—	—	537	—	537

Net loss and comprehensive loss for the period	(20,089)	(10,300)	(4,995)	(14,784)	—	(14,784)

		Less	Add	Unaudited		Norsemont
	Twelve Months Jun 30, 2009	Six Months Dec 31, 2008	Six Months Dec 31, 2009	Twelve Months Dec 31, 2009	Line item Reclassification	Twelve Months Dec 31, 2009
	(thousands of Canadian dollars)
Expenses:
Exploration	26,206	14,654	6,812	18,364	(18,364)	—
Salaries and wages	1,698	822	652	1,528	(1,528)	—
Office and administration	906	483	409	832	(832)	—
Professional fees	800	333	368	835	(835)	—
General and administrative	—	—	—	—	4,637	4,637
Depreciation and Amortization	57	52	49	54	—	54
Provision for impairment of long-term investments	1,642	200	—	1,442	(1,442)	—
Provision for impairment of receivables	2,302	—	748	3,050	(3,050)	—
Interest on convertible notes	331	33	394	692	(692)	—
Accretion of convertible notes	382	—	477	859	(859)	—
Accretion of asset retirement obligation	143	72	48	119	—	119
Foreign exchange loss (gain)	610	1,353	(29)	(772)	—	(772)
Stock-based compensation	—	—	—	—	3,665	3,665
Exploration	1,221	603	407	1,025	(1,025)	—
Salaries and wages	3,835	1,765	570	2,640	(2,640)	—

	(40,133)	(20,370)	(10,905)	(30,668)	22,965	(7,703)

Other items:
Exploration	—	—	—	—	(21,414)	(21,414)
Interest and other income	110	71	605	644	(1,551)	(907)

	110	71	605	644	(22,965)	(22,321)

Net loss and comprehensive loss for the period	(40,023)	(20,299)	(10,300)	(30,024)	—	(30,024)

5.	HUDBAY SHARES OUTSTANDING AND LOSS PER SHARE

The average number of shares used in the computation of pro forma basic and diluted earnings (loss) per share has been determined as follows:

	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009
	Basic		Diluted
Weighted average shares outstanding for the period	151,114,563	153,460,823	151,799,167	154,067,282
Issued to acquire Norsemont	23,421,641	23,421,641	23,421,641	23,421,641

Pro forma basic weighted average shares for HudBay	174,536,204	176,882,464	175,220,808	177,488,923